FIRST AMENDED AND RESTATED

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

dated as of

December 20, 2006

between

MICROTEK MEDICAL HOLDINGS, INC.

and

COMPUTERSHARE INVESTOR SERVICES, LLC

TABLE OF CONTENTS

ARTICLE I	CERTAIN DEFINITIONS	2
1.1	Certain Definitions	2

ARTICLE II	THE RIGHTS	9
2.1	Summary of Rights	9
2.2	Legend on Common Stock Certificates	9
2.3	Exercise of Rights; Separation of Rights	9
2.4	Adjustments to Exercise Price; Number of Rights	12
2.5	Date on Which Exercise is Effective	14
2.6	Execution, Authentication, Delivery and Dating of Rights Certificates	14
2.7	Registration, Registration of Transfer and Exchange	15
2.8	Mutilated, Destroyed, Lost and Stolen Rights Certificates	16
2.9	Persons Deemed Owners	17
2.10	Delivery and Cancellation of Certificates	17
2.11	Agreement of Rights Holders	17

ARTICLE III	ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS	18
3.1	Flip-in	18
3.2	Flip-over	21

ARTICLE IV	THE RIGHTS AGENT	22
4.1	General	22
4.2	Merger or Consolidation or Change of Name of Rights Agent	23
4.3	Duties of Rights Agent	24
4.4	Change of Rights Agent	27

ARTICLE V	MISCELLANEOUS	28
5.1	Redemption	28
5.2	Expiration	29
5.3	Issuance of New Rights Certificates	29
5.4	Supplements and Amendments	30
5.5	Fractional Shares	31
5.6	Rights of Action	31
5.7	Holder of Rights Not Deemed a Shareholder	31
5.8	Notice of Proposed Actions	32
5.9	Notices	32
5.10	Suspension of Exercisability	33
5.11	Costs of Enforcement	33

i

5.12	Successors	34
5.13	Benefits of this Agreement	34
5.14	Determination and Actions by the Board of Directors, etc.	34
5.15	Descriptive Headings	34
5.16	Governing Law	34
5.17	Counterparts	35
5.18	Severability	35

MICROTEK MEDICAL HOLDINGS, INC.
SUMMARY OF SHAREHOLDER PROTECTION RIGHTS PLAN

Distribution and Transfer of Rights; Rights Certificates: The Board declared and paid a dividend of one Right for each share of Common Stock outstanding on December 31, 1996. Prior to the Separation Time referred to below, the Rights are evidenced by and trade with the Common Stock and are not exercisable. After the Separation Time, the Company will mail Rights Certificates to shareholders and the Rights will become transferable apart from the Common Stock.

Separation Time: Rights will separate from the Common Stock and become exercisable following the earlier of (i) the date of the Flip-In Trigger referred to below or (ii) the tenth business day (or such later day as the Board may decide) after any person commences a tender offer that would result in such person holding a total of 15% or more of the Common Stock.

Exercise of Rights: After the Separation Time, each Right will entitle the holder to purchase, for an Exercise Price of $32.00, Participating Preferred Stock designed to have economic and voting terms similar to those of one share of Common Stock.

“Flip-In” Trigger: Upon announcement that any person has acquired 15% or more of the outstanding Common Stock, then:

(i)	Rights owned by the person acquiring such stock (an “Acquiring Person”) or transferees thereof will automatically become void; and
(ii)
each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock or Participating Preferred Stock having a market value of twice the Exercise Price.

Exchange Option: If any person acquires between 15% and 50% of the outstanding Common Stock, the Board may, in lieu of allowing Rights to be exercised, require each outstanding Right to be exchanged for one share of Common Stock or Participating Preferred Stock designed to have economic and voting terms similar to those of one share of Common Stock.

“Flip-over” Trigger: After an Acquiring Person has become such, the Company may not consolidate, merge or otherwise combine with, or sell 50% or more of its assets or earning power to, any person (a “Flip-Over Transaction or Event”) unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of common stock of such other person having a market value of twice the Exercise Price.

Redemption: The Rights may be redeemed by the Board, at any time, until a “Flip-in” Trigger has occurred, at a Redemption Price of $0.001 per Right, subject to the restriction described below.

Power to Amend: The Board may amend the Plan in any respect until a “Flip-in” Trigger has occurred, subject to the restriction described below. Thereafter, the Board may amend the Plan in any respect not materially adverse to Rights holders generally.

Restriction on Redemption and Amendments: The right of the Board to redeem the rights or amend the Plan is restricted in the event of certain circumstances designed to address a situation where a potential “raider” has obtained control of the Board through the election or appointment of non-incumbent directors. These restrictions generally prohibit non-incumbent directors from voting on any proposal with respect to redemptions of the Rights or amendments of the Plan for up to 365 days following election of non-incumbent directors.

Expiration: The Rights will expire December 31, 2016.

FIRST AMENDED AND RESTATED
SHAREHOLDER PROTECTION RIGHTS AGREEMENT

THIS FIRST AMENDED AND RESTATED SHAREHOLDER PROTECTION RIGHTS AGREEMENT (as amended from time to time, this "Agreement"), dated as of December 20, 2006, between MICROTEK MEDICAL HOLDINGS, INC., a Georgia corporation formerly known as Isolyser Company, Inc. (the "Company"), and COMPUTERSHARE INVESTOR SERVICES, LLC, as Rights Agent (the "Rights Agent", which term shall include any successor Rights Agent hereunder).
WITNESSETH:
WHEREAS, as set forth in that certain Shareholder Protection Rights Agreement, dated as of December 20, 1996, as amended by that certain First Amendment and Second Amendment thereof dated as of October 14, 1999 and May 31, 2006, respectively, between the Company and the Rights Agent (the “Original Agreement”), the Board of Directors of the Company has (a) authorized and declared a dividend of one right ("Right") in respect of each share of Common Stock (as hereinafter defined) held of record as of the close of business on December 31, 1996 (the "Record Time") and (b) authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.3, each share of Common Stock issued after the Separation Time;
WHEREAS, subject to the terms hereof, each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Company (or, in certain cases, of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and
WHEREAS, the Company desires to amend and restate the Original Agreement as set forth below;
NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.1 Certain Definitions : For purposes of this Agreement, the following terms have the meanings indicated:
"Acquiring Person" shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person (i) who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, or (iii) who is the Beneficial Owner of shares of Common Stock consisting solely of shares of Common Stock, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Company's Board of Directors pursuant to a favorable vote of at least a majority of those directors eligible to vote before such person otherwise became an Acquiring Person. In addition, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person. Any applicable determination made by the Company’s Board of Directors under the preceding clause (iii) shall constitute a modification of this Agreement and be subject to Section 5.4 hereof.

"Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as amended (the "Securities Exchange Act"), as such Rule is in effect on the date of this Agreement.
A Person shall be deemed the "Beneficial Owner", and have "Beneficial Ownership" of, and to "Beneficially Own", any securities as to which such Person or any of such Person's Affiliates or Associates is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Securities Exchange Act as such Rules are in effect on the date of this Agreement as well as any securities as to which such Person or any of such Person's Affiliates or Associates has the right to become the Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered security is accepted for payment or exchange or (ii) solely because such Person or any of such Person's Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Securities Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Schedule 13D under the Securities Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding. Notwithstanding anything in this paragraph to the contrary, a Person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own", any security beneficially owned by another Person solely by reason of an agreement, arrangement or understanding with such other Person for the purposes of: (x) soliciting the Company's stockholders for the election of director nominees or any other shareholder resolution, the formation of and membership on any committee for the purpose of promoting or opposing any shareholder resolution or for electing a slate of nominees to the Board, service on such a slate of nominees, or agreement to serve on a slate of director nominees, provided that such other Person retains the right at any time to withdraw as a nominee or member of any such committee, and to withhold or revoke any vote or proxy for or against any such shareholder resolution or for such slate of nominees; (y) entering into revocable voting agreements or the granting or solicitation of revocable proxies with respect to any of the matters described in the foregoing clause (x); or (z) the sharing of expenses and the indemnification against expenses and liabilities by any such other Person with respect to expenses incurred or conduct occurring during the time such other Person is a nominee or a member of any such committee described in the foregoing clause (x). Further, notwithstanding anything in this paragraph to the contrary, a Person engaged in the business of underwriting securities shall not be deemed to be the "Beneficial Owner" of, or to "Beneficially Own," any securities acquired in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.
"Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Georgia are generally authorized or obligated by law or executive order to close.
"Close of business" on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Stock (or, after the Separation Time, the office of the Rights Agent) is closed to the public.
"Common Stock" shall mean the shares of common stock, $.001 par value, of the Company.

"Exchange Time" shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c) hereof.
"Exercise Price" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon the exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof the Exercise Price shall equal $32.00.
"Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) December 31, 2016, and (iv) upon the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person.
"Flip-in Date" shall mean any Stock Acquisition Date which is not the result of a Flip-over Transaction or Event.
"Flip-over Entity", for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Transaction or Event described in clause (i) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other party to such Flip-over Transaction or Event and (ii) in the case of a Flip-over Transaction or Event referred to in clause (ii) of the definition thereof, the Person receiving the greatest portion of the assets or earning power being transferred in such Flip-over Transaction or Event, provided in all cases that if such Person is a subsidiary of a corporation, the parent corporation shall be the Flip-over Entity.
"Flip-over Stock" shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the Flip-over Entity.
"Flip-over Transaction or Event" shall mean a transaction or series of transactions after the time when an Acquiring Person has become such in which, directly or indirectly, (i) the Company shall consolidate, merge, participate in a share exchange or otherwise combine with any other Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons which are Affiliates or Associates or otherwise acting in concert.

"Market Price" per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.4 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported on the principal national securities exchange or quotation system which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors of the Company; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of securities on such date as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm and set forth in a certificate delivered to the Rights Agent. If the Preferred Stock is not publicly held and listed or traded in a manner set forth in this paragraph, the "Market Price" per share of Preferred Stock shall be conclusively deemed to be an amount equal to 100 (as such number may be appropriately adjusted for such events as stock splits, stock dividends or capitalizations with respect to the Common Stock occurring after the date of this Agreement) multiplied by the Market Price per share of Common Stock determined as provided in this paragraph.

"Person" shall mean any individual, partnership, association, group (as such term is used in Rule 13d-5 under the Securities Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity.
"Preferred Stock" shall mean the series of Participating Preferred Stock, no par value, of the Company created by the Company’s Articles of Incorporation, as amended.
“Proxy Contestant” shall mean any Person included within the definition of the term “participant” in Schedule 14A of the Securities Exchange Act, as such Schedule is currently in effect (for purposes of which the term “registrant” shall mean the Company), to the extent the subject solicitation of proxies or consents is in connection with the election or removal of directors of the Company, and any Affiliate or Associate of any such Person.
"Redemption Price" shall mean an amount equal to one-tenth of one cent ($0.001).
"Redemption Time" shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1 hereof.
“Section 624 Director” shall mean any member of the Company’s Board of Directors who is or was a director, officer, employee, affiliate or associate of any interested shareholder or person seeking to become an interested shareholder, or a director, officer or employee of an affiliate of an interested shareholder or person seeking to become an interested shareholder. The construction of the term “Section 624 Director” shall be undertaken consistent with Section 624(d)(2) of the Georgia Business Corporation Code. For purposes of determining whether one or more persons is a Section 624 Director, the determination in good faith by those directors who are not and have not been Proxy Contestants shall be a determination made in accordance with Section 5.14 of this Agreement.
"Separation Time" shall mean the close of business on the earlier of (i) the tenth business day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person and (ii) the Flip-in Date; provided, that if any tender or exchange offer referred to in clause (i) of this paragraph is canceled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

"Stock Acquisition Date" shall mean the first date of public announcement by the Company (by any means) that an Acquiring Person has become such.
"Subsidiary" of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity interest is Beneficially Owned, directly or indirectly, by such Person.
"Trading Day", when used with respect to any securities, shall mean a day on which The Nasdaq Stock Market is open for the transaction of business or, if such securities are not listed or admitted to trading on The Nasdaq Stock Market, a day on which the principal national securities exchange or quotation system on which such securities are listed or admitted to trading, is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange or quotation system, a Business Day.
"Transaction" shall mean any merger, consolidation, share exchange, other business combination or sale of assets as a result of which all of the holders of the Common Stock immediately prior to the transaction do not hold in the same proportion all of the voting power of the corporation surviving the transaction, or the Company shall sell, mortgage or otherwise transfer (or one or more of its subsidiaries shall sell, mortgage or otherwise transfer), in one or more transactions assets aggregating more than 50% of the assets (measured by either book value or fair market value) or generating more than 50% of the operating income or cash flow of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly-owned subsidiaries).

ARTICLE II
THE RIGHTS
2.1  Summary of Rights. As soon as practicable after the Record Time, the Company mailed a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Record Time, at such holder's address as shown by the records of the Company.
2.2 Legend on Common Stock Certificates. Certificates for the Common Stock issued after the Record Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement, dated as of December 20, 1996 (as such may be amended from time to time, the "Rights Agreement"), between Microtek Medical Holdings, Inc., f/k/a Isolyser Company, Inc. (the "Company") and Computershare Investor Services, LLC, successor to SunTrust Bank, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged for shares of Common Stock or other securities or assets of the Company or a Subsidiary of the Company, may expire, may become void (if they are "Beneficially Owned" by an "Acquiring Person" or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge within five days after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Record Time shall evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.
2.3 Exercise of Rights; Separation of Rights. (a) Subject to Sections 3.1, 5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-hundredth (1/100) of a share of Preferred Stock.

(b) Prior to the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (together, in the case of certificates issued prior to the Record Time, with the letter mailed to the record holder thereof pursuant to Section 2.1) and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter) of, such associated share.
(c) Subject to the terms hereof, after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised and (ii) may be transferred independent of shares of Common Stock. Promptly after the Company has notified the Rights Agent of the occurrence of the Separation Time, the Rights Agent will mail to each holder of record of Common Stock as of the Separation Time (other than any Persons with respect to whom the Rights Agent has been notified that their Rights have become void pursuant to Section 3.1(b)), at such holder's address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a "Rights Certificate") in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (y) a disclosure statement describing the Rights.
(d) Subject to the terms hereof, Rights may be exercised on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an "Election to Exercise") substantially in the form attached to the Rights Certificate duly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares or depository receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent stock certificates evidencing such number of shares or other securities to be purchased (the Company hereby irrevocably authorizes its transfer agents to comply with all such requisitions) and (B) if the Company elects pursuant to Section 5.5 not to issue certificates representing fractional shares, requisition from the depository selected by the Company depository receipts representing the fractional shares to be purchased or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5 and (ii) after receipt of such certificates, depository receipts and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates or depository receipts) in such name or names as may be designated by such holder.
(f) In case the holder of any Rights shall exercise (except pursuant to Section 3.1(a)) less than all the Rights evidenced by such holder's Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder's duly authorized assigns. In the case of an exercise of the Rights by the holder of a Rights Certificate pursuant to Section 3.1(a), the Rights Agent shall return such Rights Certificate to such holder (or such holder’s duly authorized assigns) after imprinting, stamping or otherwise indicating thereon that the Rights represented by such Rights Certificate no longer include the Rights provided by Section 3.1(a) of this Agreement or, if less than all of the Rights represented by such Rights Certificate were so exercised, the Rights Agent shall indicate on the Rights Certificate the number of Rights represented thereby which continue to include the Rights provided by Section 3.1(a).

(g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act of 1933 and the Securities Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.
2.4 Adjustments to Exercise Price; Number of Rights. (a) In the event the Company shall at any time after the Record Time and prior to the Separation Time (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock in to a smaller number of shares of Common Stock, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock (the "Expansion Factor") that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the share issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referred to in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share. To the extent provided in Section 5.3, Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time.
(b) In the event the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to a regular periodic cash dividend or a dividend paid solely in Common Stock) whether by a dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors of the Company, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.
(c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Rights Agent and with each transfer account for the Common Stock a copy of such certificate and (iii) mail a brief summary thereof to each holder of Rights. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such a certificate.

(d) Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued hereunder.
2.5 Date on Which Exercise is Effective. Each person in whose name any certificate for shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.
2.6 Execution, Authentication, Delivery and Dating of Rights Certificates. (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Vice Chairman of the Board, or Executive Vice President, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.
Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Company learns of the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c) hereof. No Rights Certificate shall be valid for any purpose unless manually countersigned by the Rights Agent.
2.7 Registration, Registration of Transfer and Exchange. (a) After the Separation Time, the Company will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed "Rights Registrar" for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time.
After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Section 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.
(b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.
(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d) The Company shall not be required to register the transfer or exchange of any Rights after such Rights have become void under Section 3.1(b) or been redeemed or terminated under Section 5.1.
2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.
(b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b) and 5.1 and in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.
(c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.
(d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate) for registration or transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock).
2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly canceled by the Rights Agent, except as provided by Section 2.3(f). The Company may at any time deliver to the Rights Agent for cancellation of any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly canceled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates canceled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall destroy all canceled Rights Certificates and deliver a Certificate of destruction to the Company.
2.11 Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:
(a) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;
(c) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;
(d) Rights beneficially owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become void; and
(e) this Agreement may be supplemented or amended from time to time pursuant to Section 2.4(b) or 5.4 hereof.

ARTICLE III
ADJUSTMENTS TO THE RIGHTS
IN THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in. (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, the Company shall take such action as shall be necessary to ensure and provide that, except as provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date an event of a type analogous to any of the events described in Section 2.4(a) or (b) shall have occurred with respect to the Common Stock).

(b) Notwithstanding the foregoing, any Rights that are or were Beneficially Owned on or after the Stock Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof or by any transferee, direct or indirect, of any of the foregoing shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise and to provide such additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company shall reasonably request, then the Company shall be entitled conclusively to deem the Beneficial Owner thereof to be an Acquiring Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly will deem the Rights evidenced thereby to be void and not transferable or exercisable.
(c) The Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Separation Time an event of a type analogous to any of the events described in Section 2.4(a) or (b) shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the "Exchange Ratio").
Immediately upon the action of the Board of Directors of the Company electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights pursuant to this Section 3.1 will terminate and each Right (other than Rights that have become void pursuant to Section 3.1(b)) will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio and any rights occurring by reason of Section 3.2. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9.

Each person in whose name any certificate for shares is issued upon the exchange of Rights pursuant to this Section 3.1(c) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.
(d) Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-hundredth (1/100) of a share of Preferred Stock for each share of Common Stock so issuable.
(e) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise or exchange in full of the Rights in accordance with Section 3.1(a) or (c), the Company shall either (i) call a meeting of shareholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained, the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, to the extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date to which it is a party, that each Right shall thereafter constitute the right to receive, (x) at the Company's option, either (A) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or (B) without payment of consideration (except as otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) if the Board of Directors of the Company elects to exchange the Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm.

3.2 Flip-over. (a) Prior to the Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights, providing that, upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.4(a) or (b) shall have occurred with respect to the Flip-over Stock), (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement, and (iii) the rights set forth in Section 3.1(a) and (c) shall be of no effect following the consummation of a Flip-over Transaction or Event. The provisions of this Section 3.2 shall apply to successive Flip-over Transactions or Events.

(b) Prior to the Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1 hereof in connection therewith, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of such transaction.
ARTICLE IV
THE RIGHTS AGENT
4.1 General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts or omissions of any such co-Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent, its officers, employees, agents and directors for, and to hold each of them harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent for anything done or omitted to be done by the Rights Agent or such other indemnified party in connection with the acceptance or administration of this Agreement or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability.

(b) The Rights Agent shall be protected by the Company and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement or the exercise or performance of its duties hereunder in reliance upon any certificate for securities purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 4.3(a).
Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.
4.2 Merger or Consolidation or Change of Name of Rights Agent. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations expressly imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Rights Agent) upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the written advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.
(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person, Affiliate, Associate, Beneficial Owner and the determination of Market Price) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent will be liable hereunder only for its own gross negligence, bad faith or willful misconduct.
(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.
(e) The Rights Agent is serving as an administrative agent and, accordingly, will not be under any responsibility in respect of the validity of any provision of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereto); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b) hereof) or any adjustment in the terms of the Rights required herein or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the President, the Secretary or the Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.
Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company expressly referenced above actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.
(h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided the Rights Agent was not negligent in the selection and continued employment thereof.
(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.
4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days' notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and (if such resignation occurs following the Separation Time) to the holders of the Rights in accordance with Section 5.9. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. The Company may remove the Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and (if such removal occurs following the Separation Time) to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or other business organization (or, with the Company’s prior approval, an affiliate of such a corporation or other business organization) organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and delivery any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and (if such effective date follows this Separation Time) mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
ARTICLE V
MISCELLANEOUS
5.1 Redemption. (a) The Company (upon approval of its Board of Directors by a favorable vote of at least a majority of those directors eligible to vote) may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value of the Redemption Price.

(b) Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights (or, if the resolution of the Board of Directors election to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with Section 5.9.
(c) For a period of 365 days following the last preceding election of a Section 624 Director to the Company’s Board of Directors, no Section 624 Director shall be eligible to vote on a proposal to redeem the Rights or any related action of the Company. In addition, for a period of 180 days following the election of a Person as a director of the Company who is nominated by a Proxy Contestant, no such Person shall be eligible to vote on a proposal to redeem the Rights or any related action of the Company.
5.2 Expiration. The Rights and this Agreement shall expire at the Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights are exchanged or redeemed, as provided in Section 3.1(c), 3.1(d), 3.1(e), 3.2 or 5.1 hereof.
5.3 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Redemption Time or Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock or to options, in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights

Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.
5.4 Supplements and Amendments. The Company (upon approval of its Board of Directors by a favorable vote of at least a majority of those directors eligible to vote) and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) prior to the Flip-in Date, in any respect and (ii) after the close of business on the Flip-in Date, to make any changes that the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights generally or in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective. Upon the delivery of a certificate from an appropriate officer of the Company stating that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement shall be effective without the consent of the Rights Agent. For a period of 365 days following the last preceding election of a Section 624 Director to the Company’s Board of Directors, no Section 624 Director shall be eligible to vote on a proposal to amend or supplement this Agreement or a proposal to approve any action or transaction or series of related actions or transactions under clause (iii) of the definition of “Acquiring Person” contained in Section 1.1 hereof. In addition, for a period of 180 days following the election of a Person as a director of the Company who is nominated by a Proxy Contestant, no such Person shall be eligible to vote on a proposal to amend or supplement this Agreement or a proposal to approve any action or transaction or series of related actions or transactions under clause (iii) of the definition of “Acquiring Person” contained in Section 1.1 hereof.

5.5 Fractional Shares. If the Company elects not to issue certificates representing fractional shares upon exercise or redemption of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depository receipts issued pursuant to an appropriate agreement between the Company and a depository selected by it, providing that each holder of a depository receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights an amount in cash equal to the same fraction of the Market Price of such share.
5.6 Rights of Action. Subject to the terms of this Agreement (including Section 3.1(b)), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder's right to exercise such holder's Rights in the manner provided in such holder's Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.
5.7 Holder of Rights Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities which may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 5.8 hereof), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.8 Notice of Proposed Actions. In case the Company shall propose after the Separation Time and prior to the Expiration Time (i) to effect or permit (in cases where the Company's permission is required) occurrence of any Flip-in Date or Flip-over Transaction or Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.9 hereof, a notice of such proposed action, which shall specify the Flip-in Date or the date on which such Flip-over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.
5.9 Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:
Microtek Medical Holdings, Inc.
13000 Deerfield Parkway
Suite 300
Alpharetta, Georgia 30004
Attention: President
Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Computershare Investor Services, LLC
730 Peachtree Street, Suite 840
Atlanta, Georgia 30308
Attention: Relationship Management
Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.
5.10 Suspension of Exercisability. To the extent that the Company determines in good faith that some action will or need be taken pursuant to Section 3.1(a), (b), (d) or (e) or to comply with federal or state securities laws, the Company may suspend the exercisability of the Rights for a period of up to ninety (90) days following the date of the occurrence of the Separation Time or the Flip-in Date in order to take such action or comply with such laws. In the event of any such suspension the Company shall issue as promptly as practicable a public announcement stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required.
Failure to give a notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.
5.11 Costs of Enforcement. The Company agrees that if the Company or any other Person, the securities of which are purchasable upon exercise of Rights, fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder's rights pursuant to any Rights or this Agreement.

5.12 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
5.13 Benefits of this Agreement. Nothing in this agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.
5.14 Determination and Actions by the Board of Directors, etc. The Board of Directors of the Company (or specified members thereof as elsewhere set forth herein) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company or any member thereof to any liability to the holders of the Rights.
5.15 Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
5.16 Governing Law. THIS AGREEMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF GEORGIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

5.17 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5.18 Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability would invalidate or render unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MICROTEK MEDICAL HOLDINGS, INC.

By: /s/ Dan R. Lee
Name: Dan R. Lee
Title: President and Chief Executive Officer

COMPUTERSHARE INVESTOR SERVICES, LLC

By: /s/ Michael J. Lang
Name: Michael J. Lang
Title: Regional Vice President

EXHIBIT A

[Form of Rights Certificate]

Certificate No. W-	______ Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES OR ASSOCIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

Rights Certificate

MICROTEK MEDICAL HOLDINGS, INC.

This certifies that ______________ or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the First Amended and Restated Shareholder Protection Rights Agreement, dated as of December 20, 2006 (as amended from time to time, the "Rights Agreement"), between MICROTEK MEDICAL HOLDINGS, INC., a Georgia corporation (the "Company"), and COMPUTERSHARE INVESTOR SERVICES, LLC as Rights Agent (the "Rights Agent", which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the close of business on December 31, 2016, one one-hundredth (1/100th) of a fully paid share of Participating Preferred Stock, no par value (the "Preferred Stock"), of the Company (subject to adjustment as provided in the Rights Agreement) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in Atlanta, Georgia. The Exercise Price shall initially be $32.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities or assets of the Company other than Preferred Stock, all as provided in the Rights Agreement.
This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.
This Rights Certificates, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised (other than pursuant to Section 3.1(a) of the Rights Agreement) in part, the holder shall be entitled to receive upon surrendering hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised. If this Rights Certificate shall be exercised in whole or in part pursuant to Section 3.1(a) of the Rights Agreement, the holder shall be entitled to receive this Rights Certificate duly marked to indicate that such exercise has occurred as set forth in the Rights Agreement.
Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.001 per Right, or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one one-hundredth (1/100th) of a share of Preferred Stock per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereto or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.
This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date: _______________________________

MICROTEK MEDICAL HOLDINGS, INC.
ATTEST:

By: _____________________________
__________________________________	Name: ___________________________
Secretary	Title: ____________________________

Countersigned:

COMPUTERSHARE INVESTOR SERVICES, LLC

By: _________________________________
Authorized Signature

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED _________________________ hereby sells, assigns and transfers unto ______________________________ (Please print name and address of transferee) this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.
Dated:____________, ____
Signature Guaranteed:

_____________________________________
Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by a member form of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associated thereof (as defined in the Rights Agreement).

_____________________________________
Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to
exercise the Rights Certificate.)

TO: MICROTEK MEDICAL HOLDINGS, INC.

The undersigned hereby irrevocably elects to exercise whole Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

_____________________________________
Address: ______________________________
______________________________________
Social Security or Other Taxpayer
Identification No: ________________________

If such number of Rights shall not be all of the Rights evidenced by this Rights Certificate and this Rights Certificate is being exercised pursuant to Section 2.3 of the Rights Agreement, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to the person set forth as follows, and if this Rights Certificate is being exercised pursuant to Section 3.1(a), this Rights Certificate indicating the balances, if any, of such Rights which may still be exercised pursuant to each of Section 3.1(a) and Section 3.2 of the Rights Agreement shall be returned to the following:
_____________________________________
Address: ______________________________
______________________________________
Social Security or Other Taxpayer
Identification No: ________________________

Dated: _________________, ____

Signature Guaranteed:

_____________________________________
Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

_____________________________________
Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.